UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 9, 2013

LIMELIGHT NETWORKS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-33508	20-1677033
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

222 South Mill Avenue, 8th Floor

Tempe, AZ 85281

(Address, including zip code, of principal executive offices)

(602) 850-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On April 9, 2013, Nathan F. Raciborski expressed his intent to the Board of Directors (the “Board”) of Limelight Networks, Inc. (the “Company”) not to stand for re-election as a Class III director of the Company at the 2013 Annual Meeting of Stockholders, tentatively scheduled to be held June 6, 2013 (the “Annual Meeting”). Mr. Raciborski’s decision to not stand for re-election as a director of the Company is not the result of any disagreements with the Company relating to its operations, policies, or practices. Mr. Raciborski’s decision to not stand for re-election as a Class III director of the Company at the Annual Meeting would result in a Board consisting of three Class I directors, three Class II directors, and two Class III directors.

In order to present the recently appointed Robert A. Lento for election by the shareholders at the earliest opportunity, on April 9, 2013, Mr. Lento moved from his position as a Class II director of the Company (term expires 2015) and agreed to accept an appointment as a Class III director of the Company, thereby making himself eligible to stand for election at the upcoming Annual Meeting. To facilitate the appointment of Mr. Lento as a Class III director of the Company, on April 9, 2013, the Board determined that from April 9, 2013 until the date of the Annual Meeting, the nine members of the Board shall consist of three Class I directors, two Class II directors, and four Class III directors. Following recommendation from the Board’s Nominating and Governance Committee and pursuant to the bylaws of the Company, the Board unanimously approved a reduction in the size of the Board from nine seats to eight seats, effective as of the Annual Meeting, consisting of eight members, and that the eight members of the Board shall consist of three Class I directors, two Class II directors, and three Class III directors.

Also on April 9, 2013, Mr. Raciborski transitioned from his position as Chief Technology Officer and will continue employment with the Company with the title of Founder. In connection with this transition, the Company and Mr. Raciborski entered into a second amendment (“Amendment No. 2”) to the Employment Agreement between the Company and Mr. Raciborski dated as of September 22, 2008, which was subsequently amended as of December 30, 2008 (together with Amendment No. 2, the “Employment Agreement”).

Amendment No. 2, among other provisions, provides for certain modifications in Mr. Raciborski’s duties, obligations, and title. Pursuant to the terms of Amendment No. 2, Mr. Raciborski’s title was changed from Co-Founder, Chief Technology Officer and Director to Founder. In this role, Mr. Raciborski will no longer be an officer of the Company. Amendment No. 2 further provides that in the event Mr. Raciborski’s employment with the Company is terminated by the Company without Cause, or due to death or disability, each as defined in the Employment Agreement, or if Mr. Raciborski voluntarily resigns and such termination or resignation is not in Connection with a Change in Control (as defined in the Employment Agreement), Mr. Raciborski will be entitled to receive, subject to certain exceptions, (i) continued payment of his base salary for twelve (12) months, (ii) the actual earned cash incentive, if any, payable to Mr. Raciborski for the current year, pro-rated to the date of termination, and (iii) reimbursement for premiums paid for continued health benefits for Mr. Raciborski (and any eligible dependents) under the Company’s health plans until the earlier of (A) twelve (12) months, or (B) the date upon which Mr. Raciborski and his eligible dependents become covered under similar plans. In the event that Mr. Raciborski’s employment is terminated due to death or Disability, fifty percent (50%) of his then unvested Equity Awards (as defined in the Employment Agreement) shall vest. Accrued but unused vacation time will carry over from year to year, provided that accrual will cease once Mr. Raciborski accrues 150% of his annual vacation time but accrual will resume as vacation time is used. The Company will also reimburse Mr. Raciborski up to $5,000 for legal expenses actually incurred in connection with the review of Amendment No. 2.

(d) On April 9, 2013, the Company’s Board re-appointed Mr. Lento to the Board to fill a vacancy created by his move from a Class II director to a Class III director, where he will serve until his successor is duly elected and qualified. Mr. Lento will stand for election at the upcoming Annual Meeting.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIMELIGHT NETWORKS, INC.

Dated: April 12, 2013	By:	/s/ Philip C. Maynard
Philip C. Maynard Senior Vice President, Chief Legal Officer and Secretary